Exhibit 10.12

July 3, 2019

Rahul Kakkar, M.D.

Dear Rahul:

On behalf of Pandion Therapeutics Holdco, LLC (the “Company”), I am pleased to offer you employment. The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your employment with the Company, should you accept this offer.

1.    Effective August 5, 2019 (the “Start Date”), you will be employed to serve on a full-time basis as Chief Executive Officer (“CEO”) of the Company. In this role, you will also serve as CEO of Pandion Therapeutics, Inc. (“Pandion Inc.”), and CEO of Pandion Programco 1, Inc. (“Pandion Programco”). The Board of Directors of the Company (the “Holdco Board”) will, effective as of the Start Date, appoint you a member of the Holdco Board, as well as a member of the Board of Directors of both Pandion Inc. and Pandion Programco, and will continue to nominate you for election and re-election to the respective Boards. You understand and agree, however, that in the event you cease to serve as CEO of the Company, regardless of the reason therefor, such cessation will be treated as your resignation as a member of each of the Boards with no further action required. You will report directly to the Holdco Board and will have such duties and responsibilities as are customary for your positions, plus such other duties as may from time to time be assigned to you by the Holdco Board. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the business and interests of the Company, Pandion Inc., and Pandion Programco, and to the performance of your duties and responsibilities as an employee of the Company; provided that you may (i) engage in charitable, educational, religious, civic and similar types of activities and (ii) serve on the board of directors of for-profit business enterprises, provided that such service is approved by the Holdco Board prior to commencement thereof (such approval not to be unreasonably withheld), to the extent that such activities are not competitive with the business of the Company, Pandion Inc., or Pandion Programco and do not inhibit or prohibit the performance of your duties hereunder. You agree to abide by the rules, regulations, personnel practices and policies of the Company, Pandion Inc., and Pandion Programco, and any changes therein that may be adopted from time to time by the entities. You will perform your services under this Agreement primarily at the Company’s offices in the Boston, Massachusetts area, or at such place or places as you and the Company may agree. Notwithstanding anything in the preceding sentence, however, you understand and agree that your employment will require travel from time to time.

2.    Your base salary will be at the rate of $34,166.67 per monthly pay period (equivalent to an annualized base salary of $410,000.00), subject to tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Holdco Board.

3.    Following the end of each calendar year and subject to the approval of the Holdco Board (or a committee thereof), you will be eligible for a retention and performance bonus, targeted at 40% of your annualized base salary, based on your individual performance and the performance of the Company, Pandion Inc., and Pandion Programco during the applicable calendar year, as determined by the Holdco Board in its discretion in accordance with certain objectives to be mutually agreed upon between you and the Holdco Board each year; provided, however, that for 2019 any such bonus shall be determined on a pro-rated basis. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company. The Holdco Board shall determine bonus awards and make payment of bonuses, if any, no later than March 15 of the year after the bonus year for each year of your employment.

4.    In connection with the commencement of your employment, and subject to the approval of the Holdco Board, you will be granted, subject to the terms and conditions approved by the Holdco Board, 2,329,741 Incentive Shares (the “Incentive Share Grant”), which grant reflects 5% of the fully-diluted capitalization of the Company as of the date of this letter and is based on (i) the outstanding Common Shares of the Company, (ii) the total number of Incentive Shares that the Company is authorized to issue, and (iii) the total number of outstanding Series A Preferred Shares, on an as-converted to Common Shares basis. Twenty-five percent (25%) of the Incentive Share Grant will vest on the first (1) anniversary of the Vesting Commencement Date (as defined in the Restricted Incentive Share Agreement), and 2.0833% of the Incentive Share Grant shall vest on a monthly basis thereafter until the fourth (4th) anniversary of the Vesting Commencement Date. The Incentive Share Grant shall be subject to all terms, vesting schedules and other provisions set forth in a Restricted Incentive Share Agreement to be entered into between you and the Company.

5.    You may participate in any and all benefit programs that the Company establishes and makes available to its employees or executives from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).

6.    You will be eligible for a maximum of five weeks of vacation per calendar year to be taken in accordance with the standard written policies of the Company. The number of vacation days for which you are eligible shall accrue at the rate of 2.0833 days per month that you are employed during such calendar year.

7.    We understand that you plan to devote two consecutive weeks of time twice each year to engaging in clinical activities at the Brigham and Women’s Hospital (the “BWH Commitment”) and that Brigham and Women’s Hospital requires that you provide a Notice to Outside Entity Regarding Partners Policies. You agree to provide the Company with that notice as soon as possible, but in any event prior to engaging in the BWH Commitment. You further agree that, other than while engaging in the BWH Commitment, you will not use Brigham and Women’s Hospital support, facilities or resources. The Company, in turn, agrees to grant you, in addition to your vacation time, paid time off to engage in the BWH Commitment.

8.    Upon submission of appropriate documentation in accordance with Company policies, the Company will promptly pay, or reimburse you for, all reasonable business expenses that you incur in performing your duties under this Agreement, as long as such expenses are reimbursable under the Company’s policies. Payments with respect to reimbursements of business expenses will be made in the ordinary course in accordance with the Company’s procedures.

9.    If your employment is terminated by the Company without Cause (as defined below) or if you terminate your employment for Good Reason (as defined below), (i) the Company will pay you as severance pay an aggregate amount equivalent to twelve (12) months of your then current annualized base salary, less all applicable taxes and withholdings, which severance pay will be paid ratably in accordance with the Company’s regular payroll practices over a period of twelve (12) months beginning in the Company’s first regular payroll cycle after the Release Agreement (as defined below) becomes effective; provided, however, that if the 60th day referenced below occurs in the calendar year following the date of your termination, then the severance pay shall begin no earlier than January 1 of such subsequent calendar year; and (ii) should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, for a period of twelve (12) months following your termination, continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (the remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation). Additionally, if, within twelve (12) months following a Change in Control (as defined below), your employment is terminated by the Company without Cause or by you for Good Reason, (i) the Company will pay you as additional severance pay an aggregate amount equivalent to your target bonus for the year in which your employment is terminated, which amount would be paid in a lump sum on the first regular payroll cycle after the Release Agreement becomes effective, and (ii) the Incentive Share Grant shall vest in full. To receive any of the severance benefits provided for under this paragraph of this Agreement, you must deliver to the Company a separation and general release of claims agreement (the “Release Agreement”) in the form the Company provides and which is reasonably acceptable to you (which shall include a release of all releasable claims, reasonable obligations to cooperate, an obligation to not disparage the Company, reaffirmation of your continuing obligations under the Restrictive Covenants Agreements (as defined below), and a twelve (12) month post-employment noncompetition provision), which Release Agreement must become irrevocable within 60 days (or such earlier date as the Release Agreement provides) following the date of your termination of employment. Attached as Appendix A are the terms and conditions applicable to the payment of any severance hereunder.

10.    If your employment is terminated by the Company for Cause or due to your death, or if you terminate your employment other than for Good Reason, you will be entitled to only (a) the base salary that has accrued at to which you are entitled as of your termination date, (b) payment for any accrued but unused vacation time as of the termination date, (c) any unpaid annual bonus for the prior calendar year that was declared due and owing by the Company but not yet paid to you, and (d) any benefits (other than severance benefits) to which you may be entitled under the Company’s benefit plans and arrangements, as and to the extent due under the terms and conditions of such plans and arrangements. You will not be entitled to any other compensation or consideration, including any annual bonus for the year of termination, that you may have received had your employment not ended.

11.    For purposes of this Agreement:

“Cause” means any of: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Company that you have (i) engaged in dishonesty, willful misconduct or gross negligence with respect to the Company, Pandion Inc., Pandion Programco, or any of their respective affiliates, (ii) committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, Pandion Inc., or Pandion Programco, (iii) materially breached the Restrictive Covenants Agreements or any similar agreement with the Company, (iv) violated Company policies or procedures, and/or (v) failed to perform (other than by reason of physical or mental illness or disability for a period of less than 3 consecutive months or in aggregate less than 20 weeks) your assigned duties to the Holdco Board’s satisfaction, following notice of such failure and a period of 30 days to cure.

“Change in Control” means: (a) a merger or consolidation in which (i) the Company is a constituent party or (ii) a Subsidiary (as defined in the Operating Agreement of the Company (the “Operating Agreement”)) of the Company is a constituent party and the Company issues shares of its equity interests pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a Subsidiary of the Company in which the Shares (as defined in the Operating Agreement) outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares or equity interests that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the shares or equity interests of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned Subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any Subsidiary of the Company of all or substantially all the assets of the Company and its Subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of the Company if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned Subsidiary of the Company.

“Good Reason” means the occurrence, without your prior consent, of any of the following events: (a) a Reduction in Duties (as defined below), (b) the Company’s material and adverse breach of this Agreement, (c) a requirement that your principal place of providing services to the Company change by more than 50 miles, other than in a direction that reduces your daily commuting distance, or (d) any material reduction in your base salary or target bonus (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base salaries or target bonuses of other executives); provided, that no such event shall constitute Good Reason unless (i) you provide written notice of such event to the Company within thirty (30) days of the occurrence of such event, (ii) the Company fails to cure such event within thirty (30) days following receipt of your written notice, and (iii) you actually terminate your employment within thirty (30) days following the cure period.

“Reduction in Duties” means: (i) prior to a Change in Control, a material reduction by the Company in your duties, position, title, or responsibilities; and (ii) after a Change in Control, a material reduction by the Company in your duties and responsibilities. For the avoidance of doubt, if the Company becomes a subsidiary, division or business unit as a result of a Change in Control and you are responsible for the leadership of that unit, this shall not be considered a Reduction in Duties. Moreover, if you receive a senior management position with the company that survives the Change in Control with responsibilities that are approximately commensurate with your responsibilities at the Company prior to the Change in Control, then this also shall not be considered a Reduction in Duties.

12.    In connection with signing this Agreement, and as a condition of your employment with the Company, you will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit A and Exhibit B (collectively, the “Restrictive Covenants Agreements”). You acknowledge that your receipt of the incentive units set forth in paragraph 4 of this Agreement is contingent upon your agreement to the non-competition provisions set forth in the Non-Competition and Non-Solicitation Agreement. You further acknowledge that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with such non-competition obligations.

13.    You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement.

14.    You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

15.    This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without Cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as explicitly set forth in paragraph 9 above.

16.    The premises of the Company, Pandion Inc., and Pandion Programco, including all workspaces, furniture, documents, and other tangible materials, and all of their information technology resources (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company, Pandion Inc., and Pandion Programco at any time. You should have no expectation of privacy with regard to the premises, materials, resources, or information of the Company, Pandion Inc., or Pandion Programco.

17.    This letter constitutes your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

* * *

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me.

Please know that we are truly enthused at the prospect of your leading our team.

Very truly yours,

By:	/s/ Alan Crane

Name:	Alan Crane

Title:	Chairman of the Board

The foregoing correctly sets forth the terms of my employment by Pandion Therapeutics Holdco, LLC. I am not relying on any representations other than those set forth above.

/s/ Rahul Kakkar	Date:	3 July 2019
Name: Rahul Kakkar, M.D.

APPENDIX A

Payments Subject to Section 409A

1.     Subject to this Appendix A, any severance payments that may be due under the Agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the Agreement, as applicable:

(a)    It is intended that each installment of the severance payments under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)    If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Agreement.

(c)    If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)    Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)    Each installment of the severance payments due under the Agreement that is not described in this Appendix A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.    The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Appendix A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.    Any reimbursements and in-kind benefits provided under the Agreement or otherwise that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement or otherwise be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year; and (iii) your right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

4.    The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Agreement (including this Appendix) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.